                                                                    EXHIBIT 10.6




                       PREFERRED STOCK PURCHASE AGREEMENT

                                  by and among

                      APPLIED ANALYTICAL INDUSTRIES, INC.

                          GS CAPITAL PARTNERS II, L.P.

                     GS CAPITAL PARTNERS II OFFSHORE, L.P.

                     GOLDMAN, SACHS & CO. VERWALTUNGS GMBH

                          STONE STREET FUND 1995, L.P.

                         BRIDGE STREET FUND 1995, L.P.

                        NORO-MOSELEY PARTNERS III, L.P.

                      WAKEFIELD GROUP LIMITED PARTNERSHIP

                                JAMES L. WATERS



                                  dated as of

                               November 17, 1995

                               Table of Contents

                                                                                                Page
                                                                                                ----
SECTION 1.         Issuance and Sale of Series A Preferred Stock  . . . . . . . . . . . . . . .    2
     1.1           The Purchase   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.2           The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.3           Actions at the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.4           Additional Issuances; Purchase Price Adjustment  . . . . . . . . . . . . . .    4

SECTION 2.         Representations and Warranties of the Corporation  . . . . . . . . . . . . .    5
     2.1           Organization and Good Standing; Power and Authority; Qualifications  . . . .    5
     2.2           Authorization of the Documents   . . . . . . . . . . . . . . . . . . . . . .    5
     2.3           Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     2.4           Authorization and Issuance of Capital Stock  . . . . . . . . . . . . . . . .    7
     2.5           Reservation of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     2.6           Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     2.7           Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . .    8
     2.8           Absence of Material Changes  . . . . . . . . . . . . . . . . . . . . . . . .    8
     2.9           No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     2.10          Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     2.11          Intellectual Property Rights   . . . . . . . . . . . . . . . . . . . . . . .   10
     2.12          Equity Investments; Subsidiaries   . . . . . . . . . . . . . . . . . . . . .   13
     2.13          Corporate Minute Books   . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.14          Suitability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.15          Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.16          Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     2.17          Labor Relations; Employees   . . . . . . . . . . . . . . . . . . . . . . . .   16
     2.18          Litigation; Orders   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     2.19          Compliance with Laws; Permits  . . . . . . . . . . . . . . . . . . . . . . .   17
     2.20          Offering Exemption   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     2.21          Related Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
     2.22          Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     2.23          Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     2.24          Environmental Protection   . . . . . . . . . . . . . . . . . . . . . . . . .   20
     2.25          Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     2.26          Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     2.27          Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     2.28          Suppliers and Customers  . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     2.29          Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     2.30          Previous Issuances Exempt  . . . . . . . . . . . . . . . . . . . . . . . . .   25

     2.31          Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     2.32          Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     2.33          Investment Banking Services  . . . . . . . . . . . . . . . . . . . . . . . .   27
     2.34          FDA Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     2.35.         Closing Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

SECTION 3.         Representations and Warranties of the Investors  . . . . . . . . . . . . . .   29

SECTION 4.         Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
     4.1           Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
     4.2           Financial Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     4.3           Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     4.4           Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     4.5           Insurance; Patent Clearance  . . . . . . . . . . . . . . . . . . . . . . . .   34
     4.6.          D&O; Key Man Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     4.7           Repayment of Existing Indebtedness   . . . . . . . . . . . . . . . . . . . .   35
     4.8           Related Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     4.9           Disclosure of Investment   . . . . . . . . . . . . . . . . . . . . . . . . .   36
     4.10          Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     4.11          Investment Banking Services  . . . . . . . . . . . . . . . . . . . . . . . .   37
     4.12          Share Issuance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

SECTION 5.         Transfer Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

SECTION 6.         Survival of Representations, Warranties, Agreements and Covenants, etc.  . .   38

SECTION 7.         Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

SECTION 8.         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     8.1           General Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     8.2           Tax and Litigation Indemnification   . . . . . . . . . . . . . . . . . . . .   40
     8.3           Indemnification Principles   . . . . . . . . . . . . . . . . . . . . . . . .   41
     8.4           Claim Notice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

SECTION 9.         Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

SECTION 10.        Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

SECTION 11.        Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . .   43

SECTION 12.        Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

SECTION 13.        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

SECTION 14.        Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

SECTION 15.        Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

SECTION 16.        Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

SECTION 17.        Nouns and Pronouns   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

SECTION 18.        Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

SECTION 19.        Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

SECTION 20.        Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     20.1          Schedules and Exhibits   . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     20.2          Knowledge of the Corporation   . . . . . . . . . . . . . . . . . . . . . . .   47

 EXHIBITS                                                               SECTION REFERENCE
 --------                                                               -----------------
 Exhibit A          Dividend Remitter Agreement                              Recitals

 Exhibit B          Resolutions                                              Recitals

 Exhibit C          Form of Stockholder Agreement                             1.3(a)

 Exhibit D          Form of Registration Rights Agreement                     1.3(b)

 Exhibit E          Form of Certificate of President                          1.3(c)

 Exhibit F          Form of Incumbency Certificate                            1.3(c)

 Exhibit G          Certificate of Incorporation                              1.3(d)

 Exhibit H          By-Laws                                                   1.3(d)

 Exhibit I          Form of Opinion of Counsel to the                         1.3(e)
 Corporation

 Exhibit J          Form of Employee Nondisclosure                             2.17
 Agreement

Schedules

Schedule 1.1                Shares Purchased
Schedule 1.3(c)             Good Standing
Schedule 1.3(i)             Terminated Agreements
Schedule 1.3(j)             Agreements
Schedule 2.1                Foreign Qualification
Schedule 2.3(a)             Stockholders
Schedule 2.3(b)             Preemptive Rights
Schedule 2.6                Financial Statements
Schedule 2.7                Undisclosed Liabilities
Schedule 2.8                Absence of Changes
Schedule 2.10               Contracts
Schedule 2.11(b)            Infringement
Schedule 2.11(b)(i)(B)      Products Under Development
Schedule 2.11(c)            Patents
Schedule 2.11(d)            Trademarks
Schedule 2.11(e)            Title to Intellectual Property
Schedule 2.11(f)            Third Party Intellectual Property
Schedule 2.12(a)            Equity Investments
Schedule 2.12(b)            Subsidiaries
Schedule 2.13               Corporate Records
Schedule 2.15(a)            Encumbrances
Schedule 2.15(b)            Condition of Assets
Schedule 2.15(c)            Condemnation Proceedings
Schedule 2.16               Employee Benefit Plans and Employment Agreements
Schedule 2.17               Employees
Schedule 2.18               Litigation
Schedule 2.19               Permits
Schedule 2.21(a)            Related Transactions
Schedule 2.23(a)            Tax Returns
Schedule 2.23(b)            Taxes
Schedule 2.23(c)            Tax Jurisdictions
Schedule 2.24(a)            Environmental Compliance
Schedule 2.24(b)            Environmental Permits
Schedule 2.24(c)            Environmental Claims
Schedule 2.24(d)            Environmental Conditions
Schedule 2.24(e)            Storage Tanks
Schedule 2.24(f)            Environmental Notices
Schedule 2.24(g)            Waste Disposal
Schedule 2.24(h)            Liens

Schedule 2.24(i)            Hazardous Substance Releases
Schedule 2.24(j)            Environmental Violations
Schedule 2.25               Consents
Schedule 2.26               Insurance
Schedule 2.29               Proceeds
Schedule 2.31               Real Property
Schedule 2.34(f)            FDA Communications
Schedule 4.10               Use of Proceeds

                             Index of Defined Terms

 Term                                             Section
 ----                                             -------

 AAA                                              Recitals

 AAI Entity                                       2.1, 2.23(a)

 AAI Italy                                        2.12(a)

 AAI Subsidiary                                   2.12(a)

 Aesgen                                           2.12(a)

 Application Integrity Policy                     2.34

 Balance Sheet                                    2.6

 Benefit Plan                                     2.16(a)

 Building                                         4.8.2

 By-Laws                                          1.3(d)

 Certificate of Incorporation                     1.3(d)

 Claim Notice                                     8.4

 Closing                                          1.2(a)

 Closing Actions                                  1.3

 Code                                             Recitals

 Common Stock                                     2.3(b)

 Common Stock Equivalents                         2.3(b)

 Contract                                         2.10(a)

 Conversion Price                                 6

 Conversion Shares                                2.5

 Corporation                                      Preamble

 Credit                                           4.8.3

 Deductible                                       8.1

 Dividend                                         Recitals

 Documents                                        1.3(b)

 Term                                             Section
 ----                                             -------

 Employee                                         2.16(a)

 Employee Agreement                               2.16(a)

 Employee Nondisclosure Agreements                2.17

 Encumbrances                                     2.15(a)

 Environmental Costs                              2.24

 Environmental Laws                               2.24

 Environmental Matter                             2.24

 Environmental Permits                            2.24

 ERISA                                            2.16(a)

 Exchange Act                                     2.21(a)

 FDA                                              2.34

 Final Conversion Time                            1.4(b)

 GAAP                                             2.6

 GenerEST                                         2.12(a)

 Goldman Sachs                                    4.11

 GSCP                                             Preamble

 GSCP Parties                                     Preamble

 Hazardous Substance                              2.24

 Initial Period                                   4.2.1

 Intellectual Property                            2.11

 Investor Entity                                  8.1

 Investors                                        Preamble

 Leased Real Properties                           2.31

 Litigation                                       18

 Losses                                           8.3

 Term                                             Section
 ----                                             -------
 Management Letter                                4.2.1

 Material Adverse Effect                          2.1

 Monthly Financials                               4.2.1

 Noro                                             Preamble

 Owned Real Properties                            2.31

 Permitted Encumbrances                           2.31

 Preferred Stock                                  2.3(a)

 PTO                                              2.11(e)

 Purchase                                         1.1

 Purchase Price                                   1.1

 Qualified IPO                                    6

 Quarterly Financials                             4.2.2

 Real Properties                                  2.31

 Registration Rights Agreement                    1.3(b)

 Return                                           2.23(a)

 Sancilio                                         1.3(a)

 Sancilio Payment                                 1.3(j)

 Section 8 Event                                  8.1

 Securities Act                                   2.14

 Series A Preferred Stock                         Recitals

 Stock                                            4.8.1

 Stock Sales                                      4.8.1.

 Stockholder Agreement                            1.3(a)

 Taxes                                            2.23(a)

 Threshold                                        8.1

 Term                                             Section
 ----                                             -------

 Wakefield                                        Preamble

 Waters                                           Preamble

 Waters-Sancilio Agreement                        2.3(b)

                      APPLIED ANALYTICAL INDUSTRIES, INC.


                       PREFERRED STOCK PURCHASE AGREEMENT


                  AGREEMENT, dated as of November 17, 1995, by and among APPLIED ANALYTICAL INDUSTRIES, INC., a Delaware corporation (the "Corporation"), GS CAPITAL PARTNERS II, L.P., a Delaware limited partnership ("GSCP"), GS CAPITAL PARTNERS II OFFSHORE, L.P., GOLDMAN, SACHS & CO. VERWALTUNGS GmbH, STONE STREET FUND 1995, L.P. and BRIDGE STREET FUND 1995, L.P., (collectively referred to as the "GSCP Parties"), NORO-MOSELEY PARTNERS III, L.P., a Delaware limited partnership ("Noro"), WAKEFIELD GROUP LIMITED PARTNERSHIP, a North Carolina limited partnership ("Wakefield") and James L. Waters ("Waters", together with the GSCP Parties, Noro and Wakefield, the "Investors")

                             W I T N E S S E T H :


                  WHEREAS, on the business day prior hereto, the Corporation declared, subject to a Dividend Remitter Agreement attached as Exhibit A hereto, a dividend (the "Dividend") payable to the holders of record of Common Stock (as defined in Section 2.3(b)) as of such date, upon the terms of the board resolutions attached as Exhibit B hereto, in an amount intended to approximate the Corporation's accumulated adjustments account (as defined in Section 1368(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) (the "AAA") as of the last date of the calendar month preceding the date hereof, determined as though an election under Section 1362(e)(3) of the Code were in effect;

                  WHEREAS, the Dividend is payable by means of (i) the payment by the Corporation of $5,817,664 at the time of the Closing and (ii) a further payment at such time as the net increase to the Corporation's AAA for the period from January 1, 1995 through the last date of the calendar month preceding the date hereof is finally calculated by Price Waterhouse;

                  WHEREAS, the Corporation wishes to sell to the Investors and the Investors wish to purchase from the Corporation shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock").

                  ACCORDINGLY, the parties hereto hereby agree as follows:

SECTION 1.        Issuance and Sale of Series A Preferred Stock.

         1.1 The Purchase. At the Closing (as defined in Section 1.2(a)), each Investor shall, severally and not jointly, purchase from the Corporation and the Corporation shall sell to each Investor, the number of shares of Series A Preferred Stock set forth opposite such Investor's name on Schedule 1.1 (collectively, the "Purchase") at the purchase price set forth opposite such Investor's name on Schedule 1.1. The aggregate purchase price to be paid by the Investors for the Series A Preferred Stock purchased by them hereunder is $22,000,000 (the "Purchase Price").

         1.2 The Closing. (a) The closing of the Purchase (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, NY 10004.

         (b) At the Closing, the Corporation shall deliver to each Investor a certificate or certificates representing the shares of Series A Preferred Stock purchased by such Investor, registered in the name of such Investor or its nominee. Delivery of such certificates to an Investor shall be made against receipt at the Closing by the Corporation from such Investor of the purchase price, which shall be paid by wire transfer to an account designated at least one business day prior to the Closing by the Corporation.

         1.3 Actions at the Closing. Simultaneously with, or prior to, the execution and delivery of this Agreement, the following actions shall occur (the "Closing Actions"):

         (a) A stockholder agreement (the "Stockholder Agreement") among the Corporation, the Investors, Frederick D. Sancilio ("Sancilio") and other persons listed on Schedule 1 thereto substantially in the form of Exhibit C hereto, shall be duly executed and delivered by the parties thereto.

         (b) A registration rights agreement (the "Registration Rights Agreement," together with this Agreement and the Stockholder Agreement, the "Documents") among the Corporation, the Investors and Sancilio, substantially in the form of Exhibit D hereto, shall be duly executed and delivered by the parties thereto.

         (c) The Corporation shall deliver to the Investors: (i) long-form certificates of good standing from the jurisdictions set forth on
Schedule 1.3(c) under its name, dated as of a date no earlier than ten days prior to the Closing, (ii) a certificate executed by its President, substantially in the form attached hereto as Exhibit E, certifying, on behalf of the Corporation, the accuracy of its representations and warranties and the performance of its covenants, and (iii) an incumbency certificate, substantially in the form attached hereto as Exhibit F.

         (d) The Corporation shall deliver to the Investors certified copies, as of a date as close as practicable to the Closing, of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and the By-Laws of the Corporation (the "By-Laws"), which Certificate of Incorporation and By-Laws shall be in the form of Exhibits G and H, respectively.

         (e) The Investors shall receive from Robinson, Bradshaw & Hinson, P.A., counsel for the Corporation, an opinion addressed to the Investors, dated as of the Closing, satisfactory in form and substance to the Investors, which shall include the opinions set forth in Exhibit I attached hereto.

         (f) Joseph Gleberman shall have been elected to the board of directors of the Corporation and shall hold such position as of the date hereof.

         (g) The Corporation shall have obtained, with financially sound and reputable insurers, (i) directors' and officers' liability insurance in the amount of $5,000,000 or a binder with respect to such insurance and (ii) "key man" term life insurance on the life of Sancilio in the amount of $2,500,000 or a binder with respect to such insurance, in each case, in form satisfactory to the GSCP Parties.

         (h) Every certificate representing shares of Common Stock of the Corporation outstanding as of the date hereof shall bear the legends required pursuant to Section 14 of the Stockholder Agreement.

         (i) The agreements set forth on Schedule 1.3(i) shall have been terminated.

         (j) The agreements set forth on Schedule 1.3(j), copies of which have previously been provided to the GSCP Parties, shall have been duly executed and delivered by the parties thereto.

         (k) The Corporation shall have repaid to Waters an amount equal to the aggregate principal amount outstanding under the Note, dated January 1, 1990 issued by the Corporation to Waters in the aggregate principal amount of $1,158,500, together with all accrued and unpaid interest thereon through the date hereof (as of November 15 the interest due on the note was equal to $28,002.09).

         (l) Sancilio shall have repaid to the Corporation an amount equal to $281,438 (the "Sancilio Payment").

         1.4      Additional Issuances; Purchase Price Adjustment.

         (a) In addition to and without limitation of all other indemnities in this Agreement, in the event that the representation and warranty set forth in the last sentence of Section 2.3 was not true when made, the Corporation shall issue to the Investors (on a pro rata basis), at no cost to the Investors, and as an adjustment to the purchase price paid by the Investors per share of Series A Preferred Stock, an additional amount of Series A Preferred Stock such that, if such issuance of additional Series A Preferred Stock were made at the Closing, such representation and warranty would have been true and accurate in all respects when made.

         (b) If at the time of any required purchase price adjustment pursuant to Section 1.4(a) all shares of Series A Preferred Stock have been converted into shares of Common Stock (as defined in Section 2.3), the Corporation shall promptly issue to the Investors (on a pro rata basis), at no cost to the Investors and as an adjustment to the purchase price paid by the Investors per share of Series A Preferred Stock, an additional amount and kind of Common Stock equal to the amount and kind of Common Stock issuable upon the conversion (based on the conversion ratio in effect at the time the last shares of Series A Preferred Stock were converted into shares of Common Stock) of the amount of Series A Preferred Stock which would have been issued with respect to such purchase price adjustment pursuant to Section 1.4(a) if such purchase price adjustment had been made immediately prior to the time the last shares of Series A Preferred Stock were converted into shares of Common Stock (the "Final Conversion Time").

         (c) Any additional shares of Series A Preferred Stock and Common Stock issued to the Investors pursuant to this Section 1.4 shall be treated as if they were issued on the date hereof and shall reflect any dividends or other distributions which would have accrued or have been payable with respect to and the application of any anti-dilution, ratable treatment or similar provisions (as set forth in the Certificate of Incorporation, applicable law or otherwise) which would have been applicable to such shares of Series A Preferred Stock and Common Stock had they been issued on the date hereof.

         (d) In connection with any issuance of Series A Preferred Stock pursuant to this Section 1.4, the Corporation shall reserve a sufficient number of shares of Class A Voting Common Stock and Class B Non-Voting Common Stock for issuance to the Investors upon the conversion of the shares of Series A Preferred Stock so issued. Any shares of Series A Preferred Stock or Common Stock issued to the Investors pursuant to this Section 1.4 shall, when issued, be validly issued and fully paid and nonassessable with no personal liability attaching to the ownership thereof.

SECTION 2. Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to the Investors (other than Waters) as of the date hereof as follows:

         2.1 Organization and Good Standing; Power and Authority; Qualifications. Each of the Corporation and Applied Analytical Industries Italy, S.r.l. (collectively, the "AAI Entities" and each individually, an "AAI Entity") (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted and (iii) has all requisite corporate power and authority to enter into and carry out the transactions contemplated by the Documents to which it is a party. Each AAI Entity is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, those jurisdictions listed on Schedule 2.1 under its name, which jurisdictions constitute all of the jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except jurisdictions in which the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), results of operations, business or assets of the AAI Entities taken as a whole (a "Material Adverse Effect").

         2.2 Authorization of the Documents. The execution, delivery and performance by the Corporation of each of the Documents have been duly authorized by all requisite corporate action on the part of the Corporation, and each of the Documents constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally, that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and that certain indemnification provisions included in the Registration Rights Agreement may be unenforceable as being contrary to public policy.

         2.3 Capitalization. The authorized capitalization of the Corporation immediately following the Purchase consists of:

         (a) Preferred Stock. 1,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), of which (i) 1,000 shares have been designated Series A Preferred Stock and (ii) 883 shares of Series A Preferred Stock are issued and outstanding. The shares of Series A Preferred to be issued and delivered in accordance with the terms of this Agreement will be validly issued and fully paid and nonassessable when so issued and delivered.

         (b) Common Stock. 155,000 shares of Common Stock, no par value per share ("Common Stock"), of which (i) 5,000 shares have been designated Class A Voting Common Stock and 150,000 shares have been designated Class B Non-Voting Common Stock, and (ii) 3,532 shares of Class A Voting Common Stock and 79,830.25 shares of Class B Common Voting Stock are issued and outstanding and all such shares have been validly issued and are fully paid and nonassessable.

         Schedule 2.3(a) hereto contains a list of (i) all holders of record of capital stock of the Corporation, including the number of shares of capital stock held by each such holder, and (ii) all outstanding warrants, options, agreements, convertible securities or other commitments or securities convertible into, or exchangeable or exercisable for, shares of Common Stock (including the Series A Preferred Stock issued hereunder, collectively, "Common Stock Equivalents") pursuant to which the Corporation is or may become obligated to issue any shares of the capital stock or other securities of the Corporation, which names all persons entitled of record to receive such shares or other securities, the shares of capital stock or other securities required to be issued thereunder as of the date hereof and the price per share, if any, payable with respect to the issuance of any share of capital stock issuable thereunder. Except as set forth on Schedule 2.3(b), the Corporation has no knowledge of the names of any beneficial owners of shares of capital stock who are not otherwise holders of record. Except as set forth on Schedule 2.3(b) or as contemplated by the Documents or the Stockholders Agreement of even date herewith among the Corporation, Waters and Sancilio and the other persons listed on Schedule 1 thereto (the "Waters-Sancilio Agreement") there are, and immediately after the Closing, there will be, no Common Stock Equivalents outstanding and no rights, including preemptive or similar rights, to purchase or otherwise acquire shares or sell or otherwise transfer shares of the capital stock of the Corporation pursuant to any provision of law, the Certificate of Incorporation or the By-laws, any agreement to which the Corporation is a party or, to the best knowledge of the Corporation, otherwise; and, except as set forth on Schedule 2.3(b) or as contemplated by the Documents, the Corporation is not a party to, and, to the Corporation's best knowledge, there are, and immediately after the Closing, there will be, no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders' agreement, etc., whether or not the Corporation is a party thereto) with respect to the purchase, sale or voting of any shares of capital stock of the Corporation (whether outstanding or issuable upon conversion, exchange or exercise of outstanding securities). Except as contemplated by the Documents or the Waters-Sancilio Agreement or except for the right to vote its shares of Common Stock for the election of directors, no person has the right to nominate or elect one or more directors of the Corporation. The shares of Common Stock issuable upon conversion of the Series A Preferred Stock issued to the Investors on the date of the Closing under this Agreement will represent (following such issuance of Series A

Preferred Stock), in the aggregate, 20% of the outstanding Common Stock of the Corporation on the date of the Closing and the voting power of such issued shares will represent (following such issuance of Series A Preferred Stock), in the aggregate, 20% of the total number of votes able to be cast on any matter by all voting securities of the Corporation (other than any matter to be voted on by the holders of shares of Series A Preferred Stock as a separate class) on the date of the Closing (treating for purposes of these calculations (i) all Common Stock Equivalents outstanding on the date hereof as having been converted, exchanged or exercised, (ii) any shares of Common Stock or Common Stock Equivalents issuable pursuant to any Contract (as defined in Section 2.10(a)) entered into by the Corporation prior to the date hereof, or any preemptive right granted by the Corporation prior to the date hereof, in each case, as having been issued on the date hereof and (iii) all shares of Common Stock issuable under the Corporation's 1995 Restricted Stock Award Plan as having been issued on the date hereof).

         2.4 Authorization and Issuance of Capital Stock. The authorization, issuance, sale and delivery of the Series A Preferred Stock pursuant to this Agreement and the authorization, reservation, issuance, sale and delivery of the Conversion Shares (as defined in Section 2.5) have been duly authorized by all requisite corporate action on the part of the Corporation, and when issued, sold and delivered in accordance with this Agreement, the Series A Preferred Stock and the Conversion Shares will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free of any Encumbrances (as defined in Section 2.15(a)), other than Encumbrances, if any, arising as a result of actions taken by the Investors, and not subject to preemptive or similar rights of the stockholders of the Corporation or others. The terms, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of any series of Preferred Stock of the Corporation are as stated in the Certificate of Incorporation and the By-Laws.

         2.5 Reservation of Shares. The Corporation has reserved a sufficient number of shares of (i) Class A Voting Common Stock and Class B Non-Voting Common Stock for issuance to the Investors upon the conversion of the Series A Preferred Stock issued to the Investors on the date hereof in accordance with this Agreement and (ii) Common Stock for issuance upon conversion or exercise of all other Common Stock Equivalents outstanding on the date hereof. The shares of Class A Voting Common Stock and Class B Non-Voting Common Stock issuable upon the conversion of the Series A Preferred Stock issued or issuable to the Investors hereunder shall be referred to collectively as the "Conversion Shares."

         2.6 Financial Statements. The Corporation has furnished to the Investors the audited consolidated statements of income, stockholders' equity and cash flows of the Corporation for the fiscal years ended December 31, 1993 and 1994 and the audited consolidated balance sheet of the Corporation as of those dates, and the unaudited consolidated balance sheet of the Corporation as of September 30, 1995 (the "Balance Sheet") and the related unaudited consolidated statements of income, stockholders' equity and cash flows of the Corporation for the nine-month period ended September 30, 1995. Except as set forth in Schedule 2.6, all such financial statements (i) are in accordance with the books and records of the Corporation, (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied (except that such unaudited financial statements do not contain all of the footnotes required under GAAP and are subject to normal year-end adjustments, none of which could reasonably be expected to result in a Material Adverse Effect) and (iii) fairly present the financial position of the Corporation and its consolidated subsidiaries as of December 31, 1993 and 1994 and September 30, 1995, respectively, and the results of their operations and cash flows for the years ended December 31, 1993 and 1994 and the results of operations for the nine months ended September 30, 1995, respectively.

         2.7      Absence of Undisclosed Liabilities.  Except as disclosed on
Schedule 2.7, neither the Corporation nor any of its consolidated subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) other than (i) liabilities or obligations reserved against or otherwise disclosed in the Balance Sheet or the footnotes thereto, (ii) intercompany liabilities among the Corporation and its consolidated subsidiaries, (iii) other liabilities or obligations which were incurred after September 30, 1995 in the ordinary course of business consistent (in amount and kind) with past practice and which do not exceed $100,000 in the aggregate, (iv) liabilities or obligations under Contracts listed in the Schedules to this Agreement or under Contracts which are not required to be disclosed therein (but not liabilities for breaches thereof), (v) other liabilities and obligations in the aggregate not exceeding $100,000, (vi) trade accounts payable for goods and services and wages and salaries, in each case, incurred after September 30, 1995 in the ordinary course of business consistent (in amount and kind) with past practice, and
(vii) liabilities and obligations (the existence of which does not constitute a breach of Section 2.24) relating to Environmental Costs.

         2.8      Absence of Material Changes.  Except as set forth on Schedule
2.8 and except as otherwise expressly contemplated by this Agreement including, without limitation, the payment of the Dividend, since December 31, 1994, each AAI Entity has conducted its business in the ordinary course, consistent with past practice and there has not been (a) any material adverse change in the condition (financial or otherwise), results of operations, business, assets, or liabilities of the AAI Entities taken together as a whole or any event or condition (other than events or conditions affecting the Corporation's industry generally and which have been publicly reported) which could reasonably be expected to have such a material adverse change, (b) any waiver or cancellation of any right of any AAI Entity to the extent such waiver or cancellation has had or could reasonably be expected to have a Material Adverse Effect, or the cancellation of any material debt or claim held by any AAI Entity, (c) any payment, discharge or satisfaction of any claim, liability or obligation of any AAI Entity of an amount in excess of $25,000 other than in the ordinary course of business, (d) any Encumbrance upon the assets of any AAI Entity other than any Permitted Encumbrance, (e) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of any AAI Entity, (f) any issuance of any stock, bonds or other securities of any AAI Entity, (g) any sale, assignment or transfer of any tangible or intangible assets of any AAI Entity except in the ordinary course of business, (h) any loan by any AAI Entity to any officer, director, employee, consultant or shareholder of such AAI Entity of an amount in excess of $25,000 (other than advances to such persons in the ordinary course of business in connection with travel and travel related expenses), (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, property, financial condition or results of operations of the AAI Entities taken together as a whole, (j) any increase, direct or indirect, in the compensation paid or payable to any officer or director of any AAI Entity or, other than in the ordinary course of business, to any other employee, consultant or agent of any AAI Entity, (k) any change in the accounting methods, practices or policies of any AAI Entity, (l) any indebtedness incurred for borrowed money by any AAI Entity of an amount in excess of $25,000 other than in the ordinary course of business, (m) any amendment to or termination of any material agreement to which any AAI Entity is a party other than the expiration of any such agreement in accordance with its terms, (n) to the best knowledge of the Corporation, any change with respect to the regulation of any AAI Entity or its activities by any administrative agency or governmental body to the extent such change has had or could reasonably be expected to have a Material Adverse Effect, (o) any material change in the manner of business or operations of any AAI Entity, or
(p) any agreement or commitment (contingent or otherwise) by any AAI Entity to do any of the foregoing.

         2.9 No Conflict. The execution, delivery and performance by the Corporation of its obligations under the Documents and the documentation relating thereto and the consummation by the Corporation of the transactions contemplated hereby and thereby (including, without limitation, the issuance, sale and delivery by the Corporation of the Series A Preferred Stock and the Conversion Shares) will not (a) assuming the representations and warranties of the Investors made herein are true and accurate, violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to it, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of its properties or assets under, any Contract to which it is a party or (c) violate its Certificate of Incorporation or By- laws.

         2.10 Agreements. (a) Except as set forth on Schedule 2.10, no AAI Entity is a party to any indenture, mortgage, guaranty, lease, license or other contract, agreement or understanding, written or oral (a "Contract"), other than any Contract which (i) pursuant to its terms, has expired, been terminated or fully performed by the parties, and in each case, under which no AAI Entity has any liability, contingent or otherwise, (ii) is cancellable by such AAI Entity on 30 days' or less notice without any penalty or other financial obligation and which involves payments to or from such AAI Entity of less than $100,000 in such 30-day period or (iii) involves annual aggregate payments to or from such AAI Entity of $100,000 or less, and in each case, is not material to the business or financial condition of such AAI Entity.

         (b) Complete copies (or, if oral, full written descriptions) of all Contracts required to be listed on Schedule 2.10, including all amendments thereto, have been made available to the Investors. Each of such Contracts is legal, valid, binding, enforceable, and in full force and effect against the AAI Entity party thereto and, to the best knowledge of the Corporation, against the other parties thereto. There is no breach, violation or default by any AAI Entity and no event (including, without limitation, the consummation of the transactions contemplated by the Documents) which, with notice or lapse of time or both, would (A) constitute a material breach, violation or default by such AAI Entity under any such Contract or (B) give rise to any lien or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against such AAI Entity under any such Contract. To the best knowledge of the Corporation, except as set forth on Schedule 2.10, no other party to any of such Contracts is in arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Contracts, no waiver or indulgence has been granted by any of the parties thereto and no party to any of such Contracts has repudiated any provision thereof.

         2.11     Intellectual Property Rights.  (a)   Each AAI Entity owns or
has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property (as defined below), individually or in the aggregate, material to the operation of its business as currently conducted. Each item of Intellectual Property owned or used by such AAI Entity immediately prior to the Closing will be owned or available for use by such AAI Entity on identical terms and conditions immediately subsequent to the Closing.


         (b) Except as set forth on Schedule 2.11(b), (i) to the best knowledge of the Corporation after reasonable investigation (including, without limitation, consulting with patent counsel), (A) no AAI Entity has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, and (B) the business conducted and proposed to be conducted by any AAI Entity (which, in the case of the development, marketing and licensing of proprietary products, shall be limited to the products set forth on Schedule 2.11(b)(i)(B)) will not interfere with, infringe upon or misappropriate any Intellectual Property rights of third parties, and (ii) no AAI Entity has received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of the Corporation, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of any AAI Entity.

         (c) Schedule 2.11(c) hereto identifies each patent and each pending patent application which has been filed by any AAI Entity worldwide. With respect to each such patent, to the best knowledge of the Corporation, there is no substantial suggestion or assertion that any claim therein is invalid or unenforceable. To the best knowledge of the Corporation, the patent applications identified on Schedule 2.11(c) hereto have been properly prepared and filed; such applications are presently being diligently pursued by the AAI Entity making such application.

         (d) Schedule 2.11(d) identifies all registered or unregistered trademarks of each AAI Entity. Schedule 2.11(d) identifies each license, agreement and other permission which such AAI Entity has granted to any third party with respect to any of its Intellectual Property with a value, to the best knowledge of the Corporation, of $10,000 or greater (together with any exceptions).

         (e) The Corporation has made available to the Investors correct and complete copies of all registrations, patent applications, licenses, agreements and permissions (as amended), identified in Schedules 2.11(c) and 2.11(d) hereto and has made available to the Investors correct and complete copies of all other material written documentation evidencing ownership and prosecution (including all papers filed with or received from the U.S. Patent and Trademark Office ("PTO") of each such item. With respect to each item of Intellectual Property required to be identified in Schedule 2.11(c) and 2.11(d) and except as set forth in Schedule 2.11(e):

                   (i) the relevant AAI Entity possesses all right, title and interest in and to the item, free and clear of any encumbrance, license or other restriction;

                  (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

                 (iii) such AAI Entity has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

         (f) Schedule 2.11(f) identifies each item of Intellectual Property (other than any shrink wrap license) that any third party owns and that any AAI Entity uses pursuant to license, sublicense, agreement or permission and is material to the business of the AAI Entities taken together as a whole. No AAI Entity has granted any sublicense or similar right with respect to any such agreements or Intellectual Property, and, to the best knowledge of the Corporation, (i) each such item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or change and (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity, or enforceability of any such item of Intellectual Property.

         (g) No AAI Entity has disclosed any of its proprietary information which, if disclosed, would materially adversely affect such AAI Entity other than (i) in the regular and ordinary course of business, (ii) to representatives, agents, consultants, accountants, attorneys, financial advisers of such AAI Entity, (iii) in connection with entering into this Agreement, (iv) to governmental authorities as from time to time requested or
(v) to other persons subject to agreements regarding the confidential treatment thereof.

         (h) The Corporation has made available to the GSCP Parties copies of (1) all written opinions of legal counsel issued to any AAI Entity relating to Intellectual Property and (2) all correspondence it or any other AAI Entity has received from, or sent to, any third party concerning or relating to any interference with, infringement upon or misappropriation of such AAI Entity's or any third party's Intellectual Property.

         "Intellectual Property" means (a) all world wide inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium) and (i) all licenses and agreements in connection therewith.

         2.12 Equity Investments; Subsidiaries. (a) Except for GenerEst, Inc. ("GenerEst"), Aesgen, Inc. ("Aesgen") and Applied Analytical Industries Italy, S.r.l. ("AAI Italy") (each, an "AAI Subsidiary"), the Corporation has never had, nor does it presently have, any subsidiaries, nor has it owned, nor does it presently own, whether directly or indirectly owned, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity, other than shares of capital stock or ownership interests in any such entity which (i) were acquired by the Corporation for less than $100,000 and (ii) do not represent 5% or more of the voting power or economic interest in any such entity.

         (b) Schedule 2.12(b) contains a list of (i) all holders of record of capital stock of each AAI Subsidiary, including the number of shares of capital stock held by each such holder, and (ii) all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which an AAI Subsidiary is or may become obligated to issue any shares of its capital stock or other securities, which names all persons entitled of record to receive such shares or other securities, the shares of capital stock or other securities required to be issued thereunder as of the date hereof and the price per share, if any, payable with respect to the issuance of any share of capital stock issuable thereunder. The Corporation does not know of the names of any beneficial owners of shares of capital stock of any AAI Subsidiary who are not otherwise holders of record. The capital stock of each AAI Subsidiary held by an AAI Entity is validly issued and outstanding, fully paid and nonassessable, except as listed on Schedule 2.12(b). Except as set forth on
Schedule 2.12(b), there are, and immediately after the Closing, there will be, no rights, including preemptive or similar rights, to purchase or otherwise acquire shares or sell or otherwise transfer shares of the capital stock of any AAI Subsidiary pursuant to any provision of law, the certificate of incorporation or the by-laws of such AAI Subsidiary, any agreement to which such AAI Subsidiary is a party or, to the best knowledge of the Corporation, otherwise; and, except as set forth on Schedule 2.12(b), no AAI Subsidiary is a party to, and to the best knowledge of the Corporation, there is, and immediately after the Closing, there will be, no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, stockholders' agreement, etc., whether or not any AAI Subsidiary is a party thereto) with respect to the purchase, sale or voting of any shares of capital stock of any AAI Subsidiary (whether outstanding or issuable upon conversion or exercise of outstanding securities). Notwithstanding the foregoing, all of the representations and warranties contained in this Section 2.12(b) relating to GenerEst and Aesgen are made to the best knowledge of the Corporation.

         (c) The representations and warranties of the Corporation set forth in the Purchase Agreement, dated as of the date hereof, by and among GenerEst, the Corporation and the parties listed on Schedule I thereto are true and correct.

         (d) The representations and warranties of the Corporation set forth in the Stock Purchase Agreement dated as of April 4, 1995 by and among Aesgen and the persons named on Schedule 1 thereto were true and correct when made.

         2.13 Corporate Minute Books. Other than as set forth on Schedule 2.13, the corporate records of each AAI Entity are correct and complete in all material respects. True and correct copies of all minutes of meetings or other actions by the directors, stockholders or incorporators of each AAI Entity since their respective inceptions have previously been provided to the GSCP Parties and made available to the Investors.

         2.14 Suitability. To the best knowledge of the Corporation, none of the events described in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), has occurred during the last five years with respect to any director or officer of any AAI Entity.

         2.15     Assets.  (a)       Each AAI Entity has good and marketable
title to all of its assets and properties, free and clear of any mortgages, judgments, claims, liens, security interests, pledges, escrows, charges or other encumbrances of any kind or character whatsoever ("Encumbrances") except
(i) as disclosed in Schedule 2.15(a), (ii) Encumbrances for taxes not yet due and payable, (iii) Encumbrances set forth on Schedule 2.15(a) for taxes and charges and other claims, the validity of which it is contesting in good faith, or (iv) Permitted Encumbrances.

         (b) Except as set forth on Schedule 2.15(b), the buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property owned by, or leased to any AAI Entity and material to its operations, as of the date hereof, (i) are in all material respects in good operating condition and repair (normal wear and tear excepted), free (in the case of buildings or structures located on the Real Properties (as defined in Section 2.31)) of any material structural or engineering defects,
(ii) are in all material respects subject to continued repair and replacement in accordance with past practice and all applicable regulations, and (iii) are materially suitable for their current use.

         (c) Except as set forth on Schedule 2.15(c), no AAI Entity has received notice of, or has knowledge of, any pending, threatened or contemplated condemnation proceeding or similar taking affecting the assets of such AAI Entity (including the Real Properties).

         2.16 Employee Benefit Plans. (a) Schedule 2.16 hereto contains a true and complete list of (i) each plan, program, policy, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether funded or unfunded, written or oral, which is now sponsored, maintained, contributed to or required to be contributed to by the any AAI Entity or pursuant to which such AAI Entity has any liability, contingent or otherwise, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each, a "Benefit Plan") other than employment agreements entered into in the ordinary course of business and not providing for total compensation in excess of $100,000 on an annual basis and severance agreements providing for the payment of amounts not exceeding $20,000; and (ii) each management, employment, bonus, option, equity (or equity related), severance, consulting, non compete, confidentiality or similar agreement or contract, pursuant to which an AAI Entity has any liability, contingent or otherwise, between any AAI Entity and any current, former or retired employee, officer, consultant, independent contractor, agent or director of such AAI Entity (an "Employee") other than employment agreements entered into in the ordinary course of business and not providing for total compensation in excess of $100,000 on an annual basis and severance agreements providing for the payment of amounts not exceeding $20,000 (each, an "Employee Agreement"). Except as identified on Schedule 2,16, no AAI Entity currently sponsors, maintains, contributes to, or is required to contribute to, nor has any AAI Entity ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to, (i) any "defined benefit plan" (as defined in ERISA Section 3(35)); (ii) any "multiemployer plan" (as defined in ERISA Section 3(37)) or (iii) any Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his or her retirement or termination of employment, except as required by Section 4980B of the Code.

         (b) The Corporation is not (i) a member of a "controlled group of corporations," under "common control" or an "affiliated service group" within the meaning of Sections 414(b), (c) or (m) of the Code, (ii) required to be aggregated under Section 414(o) of the Code, or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any other entity.

         (c) The Corporation has made available to the Investors current, accurate and complete copies of all documents embodying or relating to each Benefit Plan and each Employee Agreement, including all amendments thereto, trust or funding agreements relating thereto (if any), the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), the most recent determination letter (if any) received from the Internal Revenue Service, the most recent summary plan description (with all material modifications) (if any), and all material communications to any Employee or Employees relating to any Benefit Plan or Employee Agreement.

         (d) Each Benefit Plan has been established and maintained in accordance with its terms and in material compliance with all applicable, laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; and each Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified.

         (e) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Employee.

         2.17 Labor Relations; Employees. Schedule 2.17 hereto lists all employees of any AAI Entity with an annual salary in excess of $100,000.
Except as set forth on Schedule 2.17 hereto, (i) no AAI Entity is delinquent in payments to any of its employees, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed by them to the date hereof, (ii) each AAI Entity is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, (iii) no AAI Entity is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, and no labor union has requested or, to the best knowledge of the Corporation, has sought to represent any of the employees, representatives or agents of any AAI Entity, (iv) there is no labor strike, dispute, slowdown or stoppage actually pending, or, to the best knowledge of the Corporation, threatened against or involving any AAI Entity, (v) to the best knowledge of the Corporation, no salaried key employee has any plans to terminate his or her employment with any AAI Entity. Each of the officers of the AAI Entities, each key employee and each other employee now employed by any AAI Entity who has access to confidential information of such AAI Entity has executed a confidentiality agreement substantially in the form of Exhibit J (collectively, the "Employee Nondisclosure Agreements"), and such agreements are in full force and effect.

         2.18 Litigation; Orders. Except as set forth on Schedule 2.18, there is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the best knowledge of the Corporation, threatened against any AAI Entity or the assets or the business of any AAI Entity. Except as set forth in Schedule 2.18, no AAI Entity is subject to any order, writ, injunction or decree of any court of any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality.

         2.19     Compliance with Laws; Permits.  Except as provided in
Schedule 2.19, each AAI Entity (a) has complied in all material respects with all federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders materially applicable to it and its business, except where failure to comply would not have a Material Adverse Effect and (b) has all federal, state, local and foreign governmental licenses, permits and qualifications material to and necessary in the conduct of its business as currently conducted, such licenses, permits and qualifications are in full force and effect, and no violations (other than violations notice of which has not been received by the Corporation) have been recorded in respect of any such licenses, permits and qualifications, and no proceeding is pending or, to the best knowledge of the Corporation, threatened to revoke or limit any such license, permit or qualification. Schedule 2.19 sets forth a list of all such licenses, permits and qualifications, and the expiration dates thereof.

         2.20 Offering Exemption. Assuming the accuracy of the representations and warranties contained in Section 3 hereof, the offer and sale of the Series A Preferred Stock as contemplated hereby and the issuance and delivery of the Conversion Shares to the Investors upon the conversion of the Series A Preferred Stock are each exempt from registration under the Securities Act and under applicable state securities and "blue sky" laws, as currently in effect.

         2.21 Related Transactions. (a) Except as set forth on Schedule 2.21(a), no current stockholder, director, officer or employee of any AAI Entity, or any "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any of the foregoing persons or any AAI Entity is presently, or during the past five years has been or, in the case of any agreement or transaction with respect to which any AAI Entity currently has any liability (contingent or otherwise) in excess of $10,000, since the organization of such AAI Entity has been, directly or indirectly, a party to any agreement, transaction or series of similar transactions with any AAI Entity pursuant to which payments in excess of $10,000 are to be or have been made or liabilities in excess of $10,000 currently exist, other than in connection with any such person's duties as a director, officer or employee of such AAI Entity.

         (b) Each ongoing intercompany transaction set forth on Schedule 2.21(a) is on terms that are (i) consistent with the past practice of the AAI Entity party thereto and (ii) at least as favorable to the such AAI Entity as would be available with independent third parties dealing at arms' length.

         2.22 Disclosure. (a) This Agreement and all certificates, instruments or written statements furnished or made to the Investors by or on behalf of the Corporation in connection with this Agreement, taken as a whole, and including any corrective materials furnished or made available to Investors prior to the date hereof, do not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading; provided, however, that to the extent any such certificate, instrument or written statement has been prepared by a third party, to the best knowledge of the Corporation, such certificate, instrument or written statement does not contain any untrue statement or a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. In addition, the representations and warranties set forth in this Section 2.22(a) are subject to the following qualifications: (i) any projections furnished or made available to the Investors by or on behalf of the Corporation are based on assumptions that, to the best knowledge of the Corporation, were reasonable as of the date of preparation of such projections and include assumptions concerning certain facts and events over which the Corporation does not have control; (ii) any change in one or more of the assumptions used in such projections could have a material adverse effect on the projected financial results of the Corporation or any entity for which such projections were prepared; (iii) there can be no assurance that such projections will be realized; and (iv) to the extent any such written statement presents or is based on an anticipated timetable for obtaining FDA approvals of any products developed or proposed to be developed by any AAI Entity or any other person, the Corporation advised each Investor, and each Investor acknowledges, that the time requirements for completing the development and regulatory processes for FDA approval of any application are not subject to precise determination and there can be no assurance that any pharmaceutical products will be approved in any estimated time, if at all. Except as expressly set forth in Section 2.34(e), the parties acknowledge that the limitations contained in (i) the proviso to the first sentence and (ii) the second sentence of this Section 2.22(a), in each case, relate solely to the representations and warranties made by the Corporation in the first sentence of this Section 2.22 and do not modify any other representation and warranty of the Corporation. The assumptions upon which the projections dated September 1995 which were provided to the Investors were based have not changed in any material respect.

         (b) There is no fact peculiar to the AAI Entities or their business which the Corporation has not disclosed to the Investors or their counsel and of which the Corporation is aware which materially and adversely affects or which, so far as the Corporation can now reasonably foresee, will materially and adversely affect its business, financial condition, operations, property or affairs or the ability of any AAI Entity to perform its obligations under the Documents.

         2.23 Taxes. (a) Except as set forth on Schedule 2.23(a), each of the AAI Entities has filed all Tax Returns (as such terms are defined below) required by law to have been filed by it and has paid all Taxes required to be paid by it including, without limitation, any Tax levied upon any of its properties, assets, income or franchises. All Tax Returns filed by the AAI Entities were complete and correct in all material respects and, except as set forth in Schedule 2.23(a), each such Tax Return was timely filed. All amounts required to be collected or withheld by each of the AAI Entities, have been collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted. The accruals and reserves for Taxes in each of the balance sheets referenced in Section 2.6 are adequate in all material respects to cover any liability of the Corporation for Taxes for periods through the dates of such balance sheets. The accruals and reserves for deferred tax liability in each of the balance sheets referenced in Section
2.6 are adequate to cover any such liability in accordance with GAAP. If each of the AAI Entities files its respective Tax Returns for its taxable year, which includes the date hereof in conformance with its past practices and tax reporting, to the best knowledge of the Corporation, there will be no basis for any material adverse audit adjustments with respect to any of the AAI Entities under any of the provisions of the Code, or any provisions of state, local or foreign tax law, with respect to operations and activities of any of the AAI Entities during the period which began on January 1, 1995 and ends on the date hereof. "Taxes," for purposes of this Agreement, means any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever imposed by any government or taxing authority of any country or political subdivision of any country and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, and includes any liability of any of the AAI Entities arising under any tax sharing agreement to which any of them is or has been a party. For purposes of this Agreement, "Return" shall mean any report, return, statement, estimate, declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes. For purposes of this Section 2.23, the term "AAI Entity" shall include any corporation or similar entity to which such entity is a successor by merger, liquidation or otherwise.

         (b) For federal income tax purposes, the Corporation is and has been properly classified as an "S Corporation" under Section 1361(a) of the Code and the Treasury Regulations promulgated thereunder (and any applicable predecessor provisions) for all periods ended on or after January 1, 1988 and has been so classified for state and local purposes pursuant to analogous state and local provisions for the periods and in the jurisdictions listed on
Schedule 2.23(b).

         (c) No taxing authority in a jurisdiction where any of the AAI Entities do not file Tax Returns has made a claim, assertion or threat that such non-filing entity is or may be subject to taxation by such jurisdiction.
Schedule 2.23(c) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which each of the AAI Entities has filed an income, franchise, sales and use tax return for taxable periods ending on or after December 31, 1990. All taxable years of each of the AAI Entities for federal, state and foreign local income tax purposes for periods ended on or before December 31, 1987 have been closed by expiration of the applicable statute of limitations (taking into account waivers and extensions).

         2.24 Environmental Protection. Except as set forth in Schedule 2.24(a), each AAI Entity at all times has in all material respects been operated, and in all material respects is, in compliance with all applicable federal, state, local, and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives and judgments relating to Environmental Matters (as defined below), including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws (as defined below), except to the extent that the failure to so comply would not individually or in the aggregate have a Material Adverse Effect. Except as set forth in Schedule 2.24(b), each AAI Entity has obtained, and is in material compliance with, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances (as defined below), or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to its business. Except as set forth in Schedule 2.24(c), there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the best knowledge of the Corporation, threatened against the Corporation that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits. Except as set forth in Schedule 2.24(d), there are no past or present conditions, events or circumstances (i) that may interfere with or prevent continued compliance by any AAI Entity with Environmental Laws and the requirements of Environmental Permits, (ii) that may give rise to any liability or other obligation under any Environmental Laws that may require any AAI Entity to incur any actual or potential Environmental Costs, or (iii) that may form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving any AAI Entity based on or related to any Environmental Matter or which could require any AAI Entity to incur any Environmental Costs. Except as set forth in Schedule 2.24(e), there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property or tangible assets owned, operated or controlled in whole or in part by any AAI Entity.
Schedule 2.24(e) also lists all underground or aboveground storage tanks, incinerators or surface impoundments that were removed from any such properties. Except as set forth in Schedule 2.24(f), no AAI Entity has received any written notice or other communication that it is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure on its behalf to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit. Except as set forth on Schedule 2.24(g), no AAI Entity has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws. Except as set forth in Schedule 2.24(h), no lien exists, and no condition exists which could result in the filing of a lien, against any property of any AAI Entity under any Environmental Law or relating to any Environmental Matter. Except as set forth in Schedule 2.24(i), there has been no release or other dissemination at any time of any Hazardous Substances at, on, or about, under or within any real property currently or formerly owned or leased by any AAI Entity or any predecessor of any AAI Entity or any real properties operated or controlled by any AAI Entity (other than pursuant to and in accordance with permits held by any AAI Entity or its predecessor). Except as set forth in
Schedule 2.24(j), no AAI Entity has been requested or required by any governmental authority to perform any investigatory or remedial activity or other action in connection with any Environmental Matter. Notwithstanding any other provision set forth herein, and subject to the following qualifications, each of the representations and warranties set forth in this Section 2.24 is made to the best knowledge of the Corporation, except that the representations and warranties set forth in this Section

2.24 shall be deemed to have been made without the inclusion of the "best knowledge" qualification with respect to (i) any Environmental Matter arising from any action taken by any AAI Entity or any action taken with the consent or on behalf of any AAI Entity, or arising out of the conduct of the business of any AAI Entity, (ii) any Environmental Matter to the extent any AAI Entity has received any oral or written notice or other communication in respect thereof, and (iii) any Environmental Matter that related to any Real Property or operation conducted thereon prior to or at the time such property was leased or purchased by such AAI Entity, as the case may be, if the Corporation did not conduct a reasonable investigation of the environmental issues and conditions relating to such Real Property, and the operations then and historically conducted thereon, at the time of such lease or purchase.

         For the purposes of this Section 2.24, the following terms shall have the meanings indicated:

         "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which, without limitation, shall include costs to cause any AAI Entity to come into compliance with Environmental Laws), investigation costs (including, without limitation, fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including, without limitation, damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

         "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section
Section 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section Section 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section Section 2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section Section 136, et seq.; the Clean Air Act, 42 U.S.C. Section Section 7401, et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Section Section 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section Section 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section Section 641, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section Section 1801, et seq.; as any of the above statutes have been amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been amended from time to time, including any common law cause of action providing any right of remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to environmental matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

         "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

         "Hazardous Substance" means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (ii) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (iii) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

         2.25 Consents. Except as set forth on Schedule 2.25 and assuming the accuracy of the representations and warranties contained in Section 3 hereof, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Corporation of the Documents or any documentation relating thereto, the consummation by the Corporation of the transactions contemplated thereby, or the issuance, sale or delivery of the Series A Preferred Stock and the Conversion Shares (other than such notifications or filings required under applicable federal or state securities laws, if any, which shall be made on a timely basis).

         2.26 Insurance. Substantially all of the assets of each AAI Entity that are of insurable character (including all material assets of such AAI Entity that are of insurable character) are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Schedule 2.26 sets forth a list of all insurance coverage carried by the AAI Entities, the carrier and the terms and amount of coverage.

         2.27 Brokers. Neither the Corporation nor any of its officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement.

         2.28 Suppliers and Customers. No supplier of materials or services to any AAI Entity in an amount in excess of $100,000 per year has during the last twelve months on such supplier's initiative decreased materially or, to the best knowledge of the Corporation, threatened to decrease or limit materially its provision of services or supplies to such AAI Entity, nor expressed material dissatisfaction with the business relationship between such AAI Entity and the supplier. The Corporation has no knowledge of any termination, cancellation or threatened termination or cancellation or limitation of, or any material modification or change in, or expressed material dissatisfaction with the business relationship between the any AAI Entity and any supplier or customer of such AAI Entity of materials or services in an amount in excess of $100,000 per year.

         2.29 Use of Proceeds. Except as set forth on Schedule 2.29 or as otherwise expressly contemplated by this Agreement, the Corporation is not required pursuant to any Contract or otherwise to apply the proceeds received from the Investors pursuant to the transactions contemplated hereby in any specified manner, including, without limitation, the repayment of any obligations of the Corporation or any "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Corporation.

         2.30 Previous Issuances Exempt. All shares of capital stock and other securities issued by the Corporation prior to the Closing have been issued in transactions exempt from registration under the Securities Act, and all applicable state securities or "blue sky" laws. The Corporation has not violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any shares of capital stock or other securities prior to the Closing. The Corporation has not offered any of its capital stock, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from the Corporation, or otherwise approached or negotiated with any other person in respect thereof, in such a manner as to require registration under the Securities Act.

         2.31 Real Property. Schedule 2.31 lists all real property owned or leased by each AAI Entity. Each AAI Entity has title to its owned real properties (collectively, the "Owned Real Properties") and leasehold title to its leased real properties (collectively, the

"Leased Real Properties," together with the Owned Real Properties, the "Real Properties"), in each case, free and clear of all imperfections of title and all Encumbrances, except for (i) those consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of such property or irregularities in title thereto which, individually and in the aggregate, do not materially impair the use of such property, (ii) warehousemen's, mechanics', carriers', landlords', repairmen's or other similar Encumbrances arising in the ordinary course of business and securing obligations not yet due and payable, (iii) other Encumbrances which arise in the ordinary course of business and which individually and in the aggregate do not materially impair its use of such property (encumbrances referenced in clauses (i), (ii) and (iii), collectively referred to as the "Permitted Encumbrances") and (iv) Encumbrances listed on Schedule 2.31. To the best knowledge of the Corporation, other than as described on Schedule 2.31, there are no intended public improvements which will result in any charge being levied against, or in the creation of any Encumbrances upon, the Real Properties or any portion thereof. To the best knowledge of the Corporation, there are no options, rights of first refusal, rights of first offer or other similar rights with respect to the Real Properties.

         2.32 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and those accounts receivable of the Corporation acquired or created after September 30, 1995 through the date hereof (a) were and are bona fide accounts receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice and
(b) are recorded net of discounts, if any, provided to customers.

         2.33 Investment Banking Services. The Corporation is not a party to any Contract which grants rights to any third party with respect to the performance of investment banking services for it, including, without limitation, with respect to its sale or a public offering, including an initial public offering, of its securities.

         2.34 FDA Matters. (a) No AAI Entity has received any communication (including, any warning letter) or is otherwise aware of any action or proceeding pending or, to the best knowledge of the Corporation, threatened, including, without limitation, warning letter, prosecution, injunction, seizure, civil fine or recall, alleging that such AAI Entity is not in compliance in all material respects with any and all applicable laws, regulations or orders implemented by the U.S. Food and Drug Administration ("FDA"), or implemented by the relevant state, local or international agency responsible for regulating the pharmaceutical industry, including but not limited to, allegations related to (1) drug development establishments operated by any AAI Entity and (2) drug applications submitted directly by such AAI Entity, other than non-material correspondence received from the FDA in connection with the filing and review of applications. To the best knowledge of the Corporation, no employee of any AAI Entity is or has been the subject of any similar pending or threatened action or proceeding.

         (b) All consultants utilized by any AAI Entity to generate information to be submitted to the FDA, or any equivalent state, local or international agency, including, but not limited to contract research organizations, pre- clinical testing laboratories, clinical investigators and institutional review boards, are, to the best knowledge of the Corporation, in compliance with all applicable FDA requirements, as well as the applicable requirements of relevant state, local and international agencies with regard to the development of data to be utilized by any AAI Entity as part of the relevant drug approval process.

         (c) No AAI Entity, nor, to the best knowledge of the Corporation, any employee of any AAI Entity has received any correspondence from the FDA or is aware of any action or proceeding, pending or, to the best knowledge of the Corporation, threatened, against any AAI Entity, or any such employee regarding any debarment action or investigation undertaken pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335.

         (d) No AAI Entity, nor, to the best knowledge of the Corporation, any employee of any AAI Entity has been the subject, officially or otherwise, of any investigation by the FDA pursuant to its Fraud, Untrue, Material Facts, Bribery, and Illegal Gratuities Final Policy ("Application Integrity Policy").

         (e) To the best knowledge of the Corporation, no data generated by any AAI Entity which has been provided to clients of such AAI Entity is the subject, either pending or threatened, of any regulatory or other action by the FDA or by any state, local or international regulatory entity relating to the truthfulness or scientific adequacy of such data.

         (f) All abbreviated new drug applications and related filings to the FDA by any AAI Entity, and subject to the qualification set forth in subclause (iv) of the second sentence of Section 2.22(a), all statements furnished by the Corporation to an Investor applicable to the status of all abbreviated new drug applications, pending and anticipated, are current and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. With regard to all abbreviated new drug applications pending before the FDA, except as set forth on Schedule 2.34(f), there is no correspondence or other communications from the FDA questioning the approvability of such applications.

         (g) Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 2.34 (i) the term "AAI Entity" shall mean the Corporation and each AAI Subsidiary and (ii) any representation and warranty relating to GenerEst and Aesgen is made to the best knowledge of the Corporation.

         2.35. Closing Actions. Subject to the execution and delivery of the Documents by the Investors, the Closing Actions have been completed.

SECTION 3. Representations and Warranties of the Investors. Each of the Investors represents and warrants to the Corporation as of the date hereof as follows:

         (a) Such Investor is acquiring the Series A Preferred Stock for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

         (b) Such Investor understands that (i) the Series A Preferred Stock has not been, and that the Conversion Shares will not be, registered under the Securities Act or any state securities laws, by reason of their issuance by the Corporation in a transaction exempt from the registration requirements thereof and (ii) the Series A Preferred Stock and the Conversion Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

         (c) Such Investor further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Investor) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

         (d) Such Investor has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

         (e) Such Investor is an "Accredited Investor" (as defined in Rule 501(a) under the Securities Act).

         (f) Such Investor (other than Waters) is duly organized and validly existing under the laws of the state of its organization and has all power and authority to enter into and perform the Documents. Each of the Documents has been duly authorized by all necessary action on the part of such Investor. Each of the Documents constitutes a valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

         (g) The execution, delivery and performance by such Investor of each of the Documents and the consummation by such Investor of the transactions contemplated thereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to it, or any of its properties or assets or (b) violate its organizational documents (if any).

         (h) No permit, authorization, consent or approval of or by, or any notification of or filing (including any filing under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended) with, any person (governmental or private) is required in connection with the execution, delivery and performance by such Investor of the Documents to which it is a party or any documentation relating thereto, or the consummation by such Investor of the transactions contemplated thereby.

         (i) Such Investor has been provided the opportunity at reasonable times prior to the date hereof to conduct an investigation of the AAI Entities and affiliates of the Corporation and to ask questions and receive answers regarding the terms and conditions of the offering of the shares of Series A Preferred Stock; provided, however, the representations and warranties of the AAI Entities contained in the Documents shall in no way be affected by any investigation or knowledge of the subject matter thereof by or on behalf of any Investor.

SECTION 4.        Certain Covenants.

         4.1 Access to Records. From and after the Closing, the Corporation shall afford GSCP and its employees, counsel and other authorized representatives full access, during normal business hours, upon reasonable advance notice, with due regard to its ongoing operations, to all of its books, records and properties, and to all of its officers and key employees for any reasonable purpose whatsoever.

         4.2 Financial Reports. From and after the Closing, the Corporation agrees to furnish to the Investors the following:

                  4.2.1. For a period of twelve months from the date hereof (the "Initial Period") within 15 days after the end of each fiscal month, (i) internal summary financial and operating statements for such month ("Monthly Financials"), prepared by management for the Chief Executive Officer of the Corporation and a letter or memorandum discussing the revenues and operations of the Corporation and summary financial information for such period (a "Management Letter"), plus (ii) a statement certified by the Chief Financial Officer of the Corporation, certifying that the financial position and results of operations of the Corporation for such period as reflected in the


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


Monthly Financials are presented fairly and have been prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) consistently applied.

                  4.2.2. Within 45 days after the end of each quarterly fiscal period, (i) unaudited balance sheets and an income statement as of the end of such period, together with statements of retained earnings and cash flow for such period ("Quarterly Financials") and a Management Letter, plus (ii) a statement certified by the Chief Financial Officer of the Corporation, certifying that the financial position and results of operations of the Corporation for such period as reflected in the Quarterly Financials are presented fairly and have been prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) consistently applied.

                  4.2.3. Within 90 days after the end of each fiscal year, commencing with the first fiscal year ending after the Closing, (i) audited balance sheets and an income statement as of the end of such fiscal year, together with statements of retained earnings and cash flow for such fiscal year, all in reasonable detail and certified by a recognized "Big Six" national firm of independent accountants as is selected by the Board of Directors of the Corporation, as presenting fairly the financial position and results of operations of the Corporation and as having been prepared in accordance with GAAP consistently applied, including their opinion thereon, and (ii) the accounting firm's management letter.

                  4.2.4. Promptly upon becoming available, (a) copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Corporation to its stockholders or released to the public and copies of all regular and periodic reports, if any, filed by the Corporation with the Securities and Exchange Commission or any securities exchange and (b) any other financial information routinely distributed to management of the Corporation as any of the Investors shall have reasonably requested on a timely basis.

                  4.2.5. If for any period the Corporation shall have any subsidiary or subsidiaries whose accounts are consolidated with those of the Corporation, then, in respect of such period, the financial statements and information delivered pursuant to the foregoing Sections 4.2.1, 4.2.2 and 4.2.3 shall be the consolidated and consolidating financial statements of the Corporation and all such consolidated subsidiaries.

                  4.2.6. In all cases, the Corporation shall provide to the Investors all information which it provides or has an obligation to provide to any other stockholder of the Corporation in such person's capacity as a stockholder, pursuant to any agreement with such stockholder or otherwise.

                  4.2.7. The rights of the Investors, and any assignee of any Investor in connection with a permitted transfer of Series A Preferred Stock, and the obligations of the Corporation under this Section 4.2 shall terminate at such time as (i) the GSCP Parties transfer an amount of shares of Series A Preferred Stock equal to a majority of the shares of Series A Preferred Stock outstanding as of the date hereof to an entity primarily engaged in the pharmaceutical business or (ii) so long as there are any shares of Series A Preferred Stock outstanding, there is no person which together with its "affiliates" (as such term is defined in Rule 12b-2 under the Exchange Act) owns a majority of the outstanding Series A Preferred Stock.

         4.3 Confidentiality. Each of the Investors covenants and agrees that any information provided to the Investors pursuant to or in connection with this Agreement regarding the operations or prospective operations of any AAI Entity or affiliate of the Corporation shall be deemed confidential information and each Investor agrees to use its commercially reasonable best efforts to prevent the disclosure to any person (excluding its officers, employees, agents or counsel, but only to the extent it advises such employees, agents or counsel of the confidential nature of such information and takes reasonable actions to prevent the subsequent disclosure of such information by such employees, agents and counsel) of any such confidential information disclosed to it, except such information may be disclosed (i) to the extent required by law or by a governmental agency, regulatory or supervisory authority or court having or claiming jurisdiction over it (in which case such party shall provide the Corporation notice of such intended disclosure as far in advance of such disclosure as is possible), (ii) to persons in connection with potential business transactions between such persons and such Investors believed by such Investor in good faith to be in the interests of the Corporation and upon appropriate arrangements obligating such persons to keep such information confidential and (iii) in connection with the enforcement of its rights hereunder. Notwithstanding the foregoing, each of the Investors may provide to its investors summary (x) non-financial information relating to the Corporation's condition, progress (e.g. business growth) and prospects; provided, however, such information shall not include non-public information regarding the products developed by the Corporation, products being examined for development by the Corporation or the status of any of the Corporation's development efforts without the Corporation's consent, and (y) financial information relating to the Corporation's revenues and earnings. The obligation of confidentiality set forth in this Section 4.3 shall not apply to information that (i) now or hereafter comes into the public domain without breach of this Agreement, or (ii) is demonstrated by such Investor to be previously known to or developed by it prior to the disclosure of said confidential information, or (iii) is demonstrated by such Investor to have been received from a third party without similar restrictions and without breach of this Agreement.

         4.4 Covenants. Any failure by the Corporation to comply with, or any violation by the Corporation of, any of the covenants or agreements set forth in this Section 4.4 shall not constitute a breach of such covenant or agreement unless, at the time of such failure or violation, such failure or violation has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  4.4.1. System of Accounting. The books of account and other financial and corporate records of the Corporation and its subsidiaries shall be maintained in accordance with good business and accounting practices and the financial condition of the Corporation shall be accurately reflected in the financial statements referred to in Section 4.2.

                  4.4.2. Maintenance of Corporate Existence. The Corporation shall maintain in full force and effect its corporate existence.

                  4.4.3. Compliance with Laws. The Corporation shall, and shall cause its subsidiaries to, comply in all material respects with all applicable laws, rules regulations and orders.

                  4.4.4. Licenses and Permits. The Corporation shall use its best efforts to obtain all federal, state, local and foreign governmental licenses, permits and qualifications material to and necessary in the conduct of business as proposed to be conducted.

         4.5 Insurance; Patent Clearance. Prior to the marketing or licensing of any product, the Corporation will (i) obtain product liability insurance in amounts and with terms customary in the pharmaceutical industry, which insurance may be provided by any Person then a party to any contract or arrangement with the Corporation by naming the Corporation as an additional insured on a policy providing such coverage and (ii) conduct a reasonable investigation to assure itself that the manufacture, use or sale of the product does not infringe, either directly, indirectly or willfully upon any third party's patents. In connection with the aforementioned investigation, the Corporation shall, in addition to any other investigations that it deems appropriate, obtain opinion letters from patent counsel that provide detailed factual analysis and claim charts comparing the product to the claims of any such patents.

         4.6. D&O; Key Man Insurance. The Corporation shall maintain the directors' and officers' liability insurance and the Sancilio "key man" term life insurance described in Section 1.3(g). Such "key man" term life insurance policy shall be owned by the Corporation and the Corporation shall be named as payee of benefits thereunder;

provided, however, that GenerEst and lenders to the Corporation may be named as additional loss payees thereunder.

         4.7 Repayment of Existing Indebtedness. Without the prior consent of GSCP, except as contemplated by Section 1.3(k) hereof, the Corporation shall not repay (and shall not permit any other AAI Entity to repay) any of its indebtedness outstanding on the date hereof except (i) when due in accordance with its terms, (ii) for repayments of outstanding amounts under revolving or working capital lines of credit which do not result in any reduction of the borrowing capacity of such AAI Entity under such lines of credit and (iii) in connection with any refinancing of indebtedness on terms that are at least as favorable to the Corporation as the terms of the indebtedness being refinanced.

         4.8      Related Transactions.

                  4.8.1. Subsidiaries. Within thirty days after the date hereof (i) Sancilio shall cause to be sold, to the Corporation, and the Corporation shall purchase, all of the outstanding capital stock of AAI Italy not owned by the Corporation for an aggregate consideration of $5,000 and (ii) Sancilio and Waters shall sell to the Corporation, and the Corporation shall purchase, all of the outstanding capital stock of the AAI Learning Center for an aggregate consideration of no more than $10 (the sales of stock contemplated by clauses (i) and (ii), the "Stock Sales" and the shares of capital stock to be transferred to the Corporation pursuant to the Stock Sales (the "Stock")). At the closing of the Stock Sales, Sancilio and Waters shall deliver to the Corporation the shares of Stock being sold by them duly endorsed for transfer.

                  4.8.2. Real Estate Appraisal. Waters and Sancilio shall take such action as is necessary (including causing the amendment of the lease dated March 7, 1994 between the Corporation and 5051 New Centre Drive, L.L.C.) to cause the rent payable by the Corporation for the space leased by the Corporation at 5051 New Centre Drive (the "Building") to, at all times, reflect a reasonable fair market rent payable by a creditworthy entity for comparable space in a property which is similar in character to the Building.

                  4.8.3. Sancilio Payment. The Sancilio Payment represents the result of (i) the aggregate amount payable by Sancilio to the Corporation as of the date hereof under Section 5.2 of the employment agreement with Sancilio which is being terminated on the date hereof pursuant to Section 1.3(i) minus (ii) $22,500 (the "Credit"). In consideration of the Credit (which is intended in lieu of any bonus payment payable to Sancilio for the period from November 1, 1995 to December 31, 1995), Sancilio agrees that the Corporation will not have to pay, and Sancilio waives the right to receive, any


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

further bonus payment from the Corporation with respect to the fiscal year ending December 31, 1995.

         4.9 Disclosure of Investment. Each of the Corporation, on the one hand, and each of the Investors, on the other hand, agrees that it will not, (i) except as may be necessary or desirable in connection with a request by a governmental agency, regulatory or supervisory authority or court or as required by law and other than to potential investors in the Corporation or to the equity participants in any Investor, disclose the transactions contemplated by the Documents or any of the terms thereof without the prior consent of the other party, (ii) use in advertising or publicity the name of any party hereto, or any partner or employee of such party hereto or any of its respective affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party hereto or any of its respective affiliates, in either case without the prior written consent of such party or (iii) represent, directly or indirectly, any product or any service provided by the Corporation has been approved or endorsed by any Investor without the prior written consent of the Investor; provided, however, the Corporation may orally disclose (or disclose in writing to any lending institution in connection with any financing), and the Investors may disclose the following: (i) that the Investors are stockholders of the Corporation, (ii) the aggregate purchase price paid by each Investor in connection with the investment contemplated by this Agreement and (iii) the percentage of the outstanding shares of capital stock of the Corporation held by each Investor.

         4.10 Use of Proceeds. The Corporation shall use the proceeds from the sale of Series A Preferred Stock hereunder as set forth on Schedule 4.10.

         4.11 Investment Banking Services. Goldman, Sachs & Co. ("Goldman Sachs") or any affiliate of Goldman Sachs shall have the right to perform all investment banking services for the Corporation for which an investment banking firm is retained (including, without limitation, with respect to the sale of the Corporation) and Goldman Sachs shall have the right to act as the lead managing underwriter with request to any public offering of securities of the Corporation or any secondary offering of the securities of the Corporation, in each case, upon customary terms, including compensation, consistent with an arm's-length transaction. If the Corporation engages Goldman Sachs or any of its affiliates to be a managing underwriter in connection with any underwriting of its capital stock and the Corporation desires to engage one or more investment bankers as co-managing underwriter(s) in connection with such offerings, the Corporation shall have the right to select such co-managing underwriter(s). If the Corporation and Goldman Sachs or its affiliate, after good faith discussions, cannot agree on the terms of any such engagement, the Corporation may hire such other investment banker as they find acceptable provided that Goldman Sachs will then be entitled to be a co-managing


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


underwriter in connection with any such underwriting of capital stock of the Corporation. The rights of the GSCP Parties and the obligations of the Corporation to the GSCP Parties under this Section 4.11 shall terminate at such time as the GSCP Parties, together with their affiliates, in the aggregate, own less than 5% of the outstanding Common Stock of the Corporation (treating for purposes of these calculations all shares of Series A Preferred Stock and all Common Stock Equivalents as having been converted, exchanged or exercised).

         4.12 Share Issuance. The Corporation shall not issue, sell or grant any capital stock or other equity securities or Common Stock Equivalents unless as a condition to such issuance, sale or grant the purchaser or grantee executes and agrees to be bound the Stockholder Agreement.

SECTION 5. Transfer Taxes. The Corporation agrees that it will pay, and will hold each Investor harmless from any and all liability with respect to any stamp or similar Taxes which may be determined to be payable in connection with the execution and delivery and performance of this Agreement, and that it will similarly pay and hold each Investor harmless from all Taxes in respect of the issuance of the Series A Preferred Stock and the Conversion Shares to such Investor.

SECTION 6. Survival of Representations, Warranties, Agreements and Covenants, etc. All representations and warranties in the Documents shall survive the Closing until the earlier of (i) the third anniversary of the date hereof and (ii) the consummation of a Qualified IPO (as defined below) (except to the extent a Claim Notice (as defined in Section 8.4) shall have been given prior to such date with respect to a breach of a representation and warranty, in which case such representation and warranty shall survive until such claim is resolved) and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any Investor; provided, however, the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.7 (to the extent related to Taxes) and 2.23 shall survive the Closing indefinitely. All statements contained in any certificate or other instrument delivered by the Corporation pursuant to this Agreement shall constitute representations and warranties by the Corporation under this Agreement. All agreements contained herein shall survive indefinitely until, by their respective terms, they are no longer operative; provided, however, that the rights of an Investor and the obligations of the Corporation to such Investor under Section 4 of this Agreement shall, unless otherwise specified therein, terminate upon the consummation of a Qualified IPO (as defined below). "Qualified IPO" shall mean a bona fide, firm commitment, underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act, (i) resulting in at least $20,000,000 of net proceeds to the Corporation and any selling stockholders after deducting underwriting discounts and commissions and offering expenses, and


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


(ii) reflecting a net per share offering price (after deducting underwriting discounts and commissions and offering expenses) of at least (A) $1,055.634 (the "Conversion Price"), from and after the time GSCP Parties (I) transfer any of their Series A Preferred Stock to any person other than a GSCP Affiliate or
(II) exercise any of their demand registration rights under the Registration Rights Agreement, and (B) otherwise, (I) $1,319.543, which represents 125% of the Conversion Price, if the offering is consummated by November 17, 1996 or
(II) $1,583.451, which represents 150% of the Conversion Price, if the offering is consummated after November 17, 1996.

SECTION 7. Expenses. (a) Except as set forth in Section 7(b), the Corporation and each Investor shall pay all the costs and expenses incurred by it or on its behalf in connection with this Agreement and the consummation of the transactions contemplated hereby.

         (b) The Corporation shall pay and shall reimburse the GSCP Parties at the Closing for their reasonable fees and expenses incurred after July 1, 1995 in connection with this transaction including, without limitation, the fees and expenses of counsel retained by the GSCP Parties in connection with the negotiation and preparation of the Documents and the documentation relating thereto and the consummation of the transactions contemplated hereunder; provided, however, in no event shall the liability of the Corporation under Section 7(b) in the aggregate exceed $125,000.

SECTION 8.        Indemnification.

         8.1 General Indemnification. The Corporation shall indemnify, defend and hold each Investor (other than Waters), its affiliates, their respective officers, directors, employees, agents, representatives, successors and assigns (each an "Investor Entity") harmless from and against all Losses (as defined below) incurred or suffered by an Investor Entity (whether incurred or suffered directly or indirectly through ownership of Common Stock or Preferred Stock) arising from the breach of any of the representations, warranties, covenants or agreements made by it in this Agreement or in any certificate or other instrument delivered pursuant hereto including, without limitation, the Documents. Each Investor, severally and not jointly, shall indemnify, defend and hold the Corporation, its affiliates, their respective officers, directors, employees, agents, representatives, successors and assigns harmless against all Losses arising from the breach of any of its representations, warranties, covenants or agreements in this Agreement or in any certificate or other instrument delivered pursuant hereto, including, without limitation, the Documents. Notwithstanding anything to the contrary in this Agreement, (i) any event, fact, matter or circumstance which, but for this subclause (i), would constitute a breach of any representation and warranty of any AAI Entity contained in this Agreement (any such event, fact, matter or circumstance, a "Section 8 Event") shall not be treated as a breach of such representation and warranty (other than Section 8 Events relating to the representations and warranties contained in Sections 2.7, 2.8(c), 2.8(h), 2.8(l), 2.10(a), 2.12(a), 2.16(a), 2.21, 2.28, 2.35, the
last sentence of 2.3(b) and the first sentence of Section 2.17, with respect to which representations and warranties the Threshold (as defined below) shall not be applicable to determine whether a breach of such representation and warranty has occurred) until the Losses to the Corporation arising or resulting from such Section 8 Event (or in the case of a series of related Section 8 Events which are based on similar facts or circumstances, arising or resulting from all such related Section 8 Events) exceed $50,000 (the "Threshold") in which event the entire amount of the Losses arising from such Section 8 Event(s) shall be deemed Losses subject to indemnification under this Section 8 (subject to application of the Deductible), and (ii) no indemnification payment by the Corporation pursuant to this Section 8 with respect to any Losses otherwise payable hereunder as a result of a breach of its representations and warranties (other than any Losses resulting from breaches of the representations and warranties in Sections 2.21(a), 2.23(b) and 2.35 which shall not be subject to the Deductible (as defined below)) shall be payable until the time as such Losses shall aggregate for all Investor Entities to more than $200,000 (the "Deductible"), and then only to the extent that such Losses, in the aggregate for all Investor Entities, exceed the Deductible.

         8.2 Tax and Litigation Indemnification. Waters and Sancilio shall jointly and severally indemnify, defend and hold the Corporation harmless from and against all Losses (including, without limitation, any interest or penalties) incurred by the Corporation arising from (i) the imposition of any Income Taxes on the Corporation for any period ending prior to the date hereof as a result of any failure to make a proper and valid election under Section 1361(a) of the Code and the Treasury Regulations promulgated thereunder, other than Income Taxes imposed by Illinois, Massachusetts and New Jersey, (ii) final resolution of the Corporation's liability in respect of the judgment of approximately $350,000 entered into against the Corporation with respect to a litigation by Lewis Kurtzman against the Corporation, and (iii) final resolution of the assessment by the North Carolina Department of Revenue for a deficiency with respect to use tax in the amount of approximately $340,680. GSCP is intended to be a third party beneficiary of the terms of this Section
8.2 and may enforce the Company's rights hereunder.

         8.3      Indemnification Principles.  For purposes of this Section 8,
(i) "Losses" shall mean each and all of the following items: claims, losses, (including, without limitation, losses of earnings) liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other


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


experts); provided, however, that any Loss to the Corporation of future earnings arising from any representation and warranty contained in this Agreement not being true and correct when made shall be computed based on the present value (discounted at a rate of 10%) of the otherwise expected earnings stream to the Corporation had such representation and warranty been true and correct when made; provided, further, that the preceding proviso will not be a limitation in determining the amount of any Loss to the Corporation or the Investors (including by reason of any Loss to the Corporation of future earnings) arising from any breach of the representation and warranty contained in Section 2.6 of this Agreement and (ii) each of the representations and warranties made by any party in this Agreement or in any certificate or other instrument delivered pursuant hereto (other than the representation and warranty made in subclause (a) of Section 2.8 and in Section 2.22(b)), including, without limitation, the Documents, shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality, such as the words "material adverse affect," "immaterial," "material" and "in all material respects" or words of similar import. Any indemnification payment by the Corporation to an Investor pursuant to this Section 8 shall include an additional amount so that such Investor suffers no Loss as a result of any diminution in the book value of the stockholder's equity related to its investment under the Agreement as a result of such indemnification payment.
Any payment by the Corporation to an Investor pursuant to this Section 8, shall be treated for federal income tax purposes as an adjustment to the price paid by such Investor for the Series A Preferred Stock pursuant to this Agreement.

         8.4 Claim Notice. No party shall be entitled to indemnification against a Loss arising from the breach of any representations or warranties of any other party unless the party seeking indemnification shall have given to the party from whom indemnification is being sought a claim notice relating to such Loss (a "Claim Notice") prior to expiration of the representation or warranty upon which the claim is based. The Claim Notice shall be given reasonably promptly after the party seeking indemnity becomes aware of the facts indicating that a claim for indemnification may be warranted. Each Claim Notice shall specify the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice (so long as the same is given prior to expiration of the representation or warranty upon which the claim is based) and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) or any reference to any provision of this Agreement or other instrument under which the claim arises shall affect the obligation of the party from whom indemnity is sought.

SECTION 9. Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, each Investor, with respect to a breach by the Corporation, and the Corporation, with respect to a breach by an Investor, may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. Notwithstanding anything contained in this Section 9, any action for money damages by any party against any other party for breach of any representation, warranty, covenant or agreement contained in this Agreement shall only be pursuant to Section 8 of this Agreement.

SECTION 10. Further Assurances. At any time or from time to time after the Closing, the Corporation, on the one hand, and each Investor, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby relating to the Purchase and to otherwise carry out the intent of the parties hereunder.

SECTION 11. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Corporation and the Investors and the respective successors, permitted assigns, heirs and personal representatives of the Corporation and the Investors. This Section 11 shall not constitute a modification or waiver of any of the terms or conditions relating to the subject matter hereof which are set forth in the Stockholder Agreement.

SECTION 12. Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

SECTION 13. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                  (i)      if to the Corporation, to:
                           Applied Analytical Industries, Inc.
                           5051 New Centre Drive
                           Wilmington, NC  28403
                           Telecopy:  (910) 392-6557
                           Attention:  R. Forrest Waldon, Esq.

                           with a copy to:

                           Robinson, Bradshaw & Hinson, P.A.
                           1900 Independence Center
                           101 North Tryon Street
                           Charlotte, NC  28246
                           Telecopy:  (704) 377-2536
                           Attention:  Stephen M. Lynch, Esq.

                  (ii)     if to the GSCP Parties, to:

                           GS Capital Partners II, L.P.
                           85 Broad Street
                           New York, New York  10004
                           Telecopy:  (212) 902-3000
                           Attention:  Carla Skodinski

                           with a copy to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York  10004
                           Telecopy:  (212) 859-8587
                           Attention:  Stuart Z. Katz, Esq.

         All such notices, requests, consents and other communications shall be deemed to have been given when received.

SECTION 14. Amendments. The terms and provisions of this Agreement may be modified or amended, or any of the provisions hereof waived, temporarily or permanently, pursuant to the written consent of the Corporation and the holders of a majority of the outstanding Series A Preferred Stock (and/or Common Stock issued upon conversion thereof) acquired under this Agreement; provided, however, that Sections 1,

6, 8, 11 and this Section 14 may not be amended with respect to any Investor without the written consent of such Investor.

SECTION 15. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION 16. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

SECTION 17. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

SECTION 18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

SECTION 19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

SECTION 20.       Interpretation.

         20.1 Schedules and Exhibits. For purposes of this Agreement, (i) except as otherwise expressly provided herein, or unless the context otherwise requires, references to "Sections" or "Schedules" without reference to a document are to the designated Sections of or Schedules to this Agreement, (ii) the words "herein," "hereof," "herewith," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision, and (iii) any disclosure made on any Schedule to this Agreement with respect to any representation and warranty contained in the Agreement and which discloses any matter that is the subject of any other representation and warranty contained in this Agreement, shall be deemed to have been disclosed in the appropriate Schedule modifying such other representation and warranty if it is clear from the face of the disclosure without doing any further investigation (including reviewing any document referenced by such disclosure) that such disclosure relates to such other representation and warranty.

         20.2 Knowledge of the Corporation. Except for purposes of the first sentence of Section 2.11(b), as used herein, the phrases "best knowledge of the Corporation," "knowledge of the Corporation," "of which the Corporation is aware" and similar phrases shall mean and be a reference to the actual knowledge on the date hereof of Sancilio, Waters, William H. Underwood, Mark P. Colonnese, James Swarbrick, Christopher Smith, R. Forrest Waldon, Albert N. Cavagnaro, Scot Bannerman, Martin Hunicutt and Charles Deignan (and, for purposes of Section 2.24, Larry Ferrell) after reasonable inquiry of all relevant employees of any AAI Entity.

         IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first above written.

                            CORPORATION:


                            APPLIED ANALYTICAL INDUSTRIES, INC.


                            By:    /s/ Frederick D. Sancilio
                                   -------------------------------------

                                   Name:
                                   Title:

                            GSCP PARTIES:

                            GS CAPITAL PARTNERS II, L.P.


                            By:    GS Advisors, L.P., its general partner

                            By:    GS Advisors, Inc., its general partner

                            By:    /s/ Richard A. Friedman, President
                                   --------------------------------------


                            GS CAPITAL PARTNERS II OFFSHORE, L.P.


                            By:    GS Advisors, II (Cayman), L.P.,

                                   its general partner

                            By:    GS Advisors II, Inc.,

                                   its general partner


                            By:    /s/ Richard A. Friedman
                                   --------------------------------------
                                   Name:
                                   Title: President


                            GOLDMAN, SACHS & CO. VERWALTUNGS GmbH



                            By:    /s/ Richard A. Friedman
                                   --------------------------------------
                                   Name:
                                   Title:

                            and

                            By:    /s/ C.H. Skodinski
                                   ------------------------------------

                                   Name:
                                   Title:

                            STONE STREET FUND 1995, L.P.


                            By:    Stone Street Value Corp.,
                                   General Partner



                            By:    /s/ Richard A. Friedman
                                   --------------------------------------
                                   Name:
                                   Title: Vice President



                            BRIDGE STREET FUND 1995, L.P.


                            By:    Stone Street Value Corp.,

                                   Managing General Partner



                            By:    /s/ Richard A. Friedman
                                   --------------------------------------
                                   Name:
                                   Title: Vice President

                            WAKEFIELD GROUP LIMITED PARTNERSHIP

                            By:    Anna W. Spangler, Inc.

                                   General Partner


                            By:    /s/William D. Cornwell, Jr.
                                   ------------------------------------
                                   Name:
                                   Title: Secretary

                            NORO-MOSELEY PARTNERS III, L.P.


                            By:    MOSELEY & COMPANY - III L.L.C.
                                   General Partner


                            By:    /s/ Jack R. Kelly, Jr.
                                   ------------------------------------
                                   Name:
                                   Title: Member

                            /s/ James L. Waters
                            ------------------------------------
                            James L. Waters

                                   FOR PURPOSES OF SECTIONS 4.8 AND 8.2
                                   ONLY

                            /s/ Frederick D. Sancilio
                            ------------------------------------
                            Frederick D. Sancilio